CONFORMED COPY

Exhibit 10.6

Dated 6th August 2005

KM DENMARK OVERSEAS APS

CENTRICA CANADA LIMITED

AGREEMENT FOR THE SALE AND PURCHASE OF
THE SHARES IN
KERR-MCGEE CANADA LIMITED

PART A GENERAL/COMMERCIAL…………………………………………	30
PART B TAXATION…………………………………………………………..	33
SCHEDULE 3 THE BUYER WARRANTIES……..……………………………………….	35
SCHEDULE 4 LIMITATIONS ON LIABILITY……………..……………………….……	36
SCHEDULE 5 CONDUCT OF THE COMPANY PRE-COMPLETION………………..…	40
SCHEDULE 6 COMPLETION ADJUSTMENTS………….………………………………	41
PART A…………………………………………………………………………	41
PART B - SPECIFIC ACCOUNTING TREATMENTS………………………	41
PART C - ADJUSTMENTS……………………………………………………	42
SCHEDULE 6 EXHIBIT 1 PROFORMA COMPLETION STATEMENT………………...	45
SCHEDULE 7 TAX MATTERS….....………………………………………………………	46
PART A - DEFINITIONS………………………………..……………………	46
PART B - 116 WITHHOLDING TAX………………………………………...	47
PART C - COVENANTS………………………………………………………	48
SCHEDULE 8 COMPLETION ARRANGEMENTS…………...……………………….….	51
SCHEDULE 9 BUYER PARENT COMPANY GUARANTEE……………………………	53
SCHEDULE 10 KERR-MCGEE PARENT COMPANY GUARANTEE………………….	56

THIS AGREEMENT is made this 6th day of August 2005

Between:

(1)	KM DENMARK OVERSEAS APS, a company incorporated in Denmark and having its registered office at Holdbergsgade 14, 2., DK-1057 Copenhagen, Denmark (Kerr-McGee); and

(2)	CENTRICA CANADA LIMITED, a corporation incorporated under the laws of Canada and having its registered office at Suite 1500, 25 Sheppard Avenue West, Toronto, Ontario, Canada M2N 656 (the Buyer)

Whereas:

(A)  Kerr-McGee Canada Ltd. (the Company) is a corporation incorporated under the laws of Alberta, Canada.

(B)  Kerr-McGee wishes to sell and the Buyer wishes to purchase the outstanding shares in the capital of the Company.

Now therefore it is hereby agreed as follows:

1.  Definitions and Interpretation

1.1  In this Agreement, the following expressions shall, except where the context otherwise requires, have the following meanings:

2004 Accounts means:

(a)	the unaudited balance sheet of the Company as at 31 December 2004; and

(b)	the unaudited profit and loss account of the Company as at 31 December 2004 both in the Agreed Form.

Adjustment has the meaning given in clause 9.1;

Adjustment Clauses has the meaning given in clause 9.1;

Affiliate means:

(a)
if the Party is a subsidiary undertaking of another company, the Party’s ultimate holding company and any subsidiary undertaking (other than the Party itself) of the Party’s ultimate holding company; or

(b)	if the Party is not a subsidiary undertaking of another company, any subsidiary undertaking of the Party,

in each case at the date hereof.

For the purpose of this definition, holding company and subsidiary undertaking shall have the meanings given to those expressions in Sections 736 and 258 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989;

Agreement means this agreement including its Schedules;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of Kerr-McGee and the Buyer (in each case with such amendments as may be agreed by or on behalf of Kerr-McGee and the Buyer);

Applicable Tax Legislation has the meaning given in Part A, Schedule 7 (Tax Matters);

Assessment has the meaning given in Part A, Schedule 7 (Tax Matters);

Asset Sale Agreement means the agreement between the Asset Seller and Centrica Resources Limited for the sale and purchase of the interests held by Kerr-McGee Oil (UK) Limited in the Brae Area dated of even date herewith in the Agreed Form;

Asset Seller means Kerr-McGee Oil (UK) Limited, a company organised and existing under the laws of England and Wales;

Assets means the assets to be sold pursuant to the Asset Sale Agreement;

Assignment, Assumption and Indemnity Agreement means the agreement so called in the Agreed Form;

Base Consideration means twenty eight million United States Dollars (US $ 28,000,000);

Business Day means a day, other than a Saturday or Sunday, on which banks are or, as the context may require, were generally open for normal business in London and New York;

Buyer’s Account means a bank account to be notified by the Buyer to Kerr-McGee not later than two (2) Business Days prior to the Completion Date;

Buyer Group means the Buyer and its Affiliates from time to time; and a member of the Buyer Group shall mean any of the foregoing;

Buyer Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Matters) given by the Buyer to Kerr-McGee under this Agreement;

Buyer Parent Company Guarantee means the guarantee by Centrica plc in the agreed form as set out in Schedule 9;

Buyer Warranties means the warranties set out in Schedule 3;

Buyer Warranty Claims means any Claim against the Buyer for breach of the Buyer Warranties;

Buyer’s Solicitors means Ashurst, Broadwalk House, 5 Appold Street, London EC2A 2HA;

Claim means any claim by the Buyer or its Affiliates under or for breach of this Agreement, including, without limitation, any Kerr-McGee Warranty Claim, a claim under an indemnity given by Kerr-McGee or a claim under the Tax Matters provided that Claims shall not include a Clause 11.1 or 11.2 Claim ;

Clause 11.1 or 11.2 Claim means any Claim pursuant to the provisions of Clause 11.1 or Clause 11.2 of this Agreement;

Company Business means the business of the Company carried on from time to time;

Completion means the fulfilment by the Parties of their respective obligations pursuant to clause 6.2;

Completion Date has the meaning ascribed to that term in the Asset Sale Agreement or such other date as shall be agreed between the Parties;

Completion Inter-Company Payables means any amounts owed as at Completion by the Company to any member of Kerr-McGee Group which are not in respect of Tax or group relief, and Completion Inter-Company Payable shall be construed accordingly;

Completion Inter-Company Receivables means any amounts owed as at Completion to the Company from any member of Kerr-McGee Group which are not amounts in respect of Tax or group relief and Completion Inter-Company Receivable shall be construed accordingly;

Completion Venue means the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London, EC4Y 1HS or such other location as the Parties may agree;

Condition Precedent means the condition specified in clause 4.1;

Connected Persons means in relation to a person any of its Affiliates or any of the officers, employees, agents and advisers of that person or any of its Affiliates;

Contribution Adjustment has the meaning set out in Schedule 6;

Costs means losses, damages, costs (including reasonable legal costs) and expenses, in each case of any nature whatsoever;

Damages Payment has the meaning given in Schedule 4 (Limitations on Liability);

Decommissioning Liabilities means any and all claims, costs, charges, expenses, liabilities or obligations incurred in relation to decommissioning, abandonment, removing or making safe all of the property relating to the Company Business (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures), whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to, or in relation to, any operations relating to the Company Business or any former licences or operating agreement, or license interest document or other agreement to which the Company is or was a party or under statutory obligation, common law, international law, international convention or any other obligation, including any decommissioning plans or IMO Guidelines or Standards or regulations under OSPAR Decision 98/3 or any subsequent decisions of OSPAR and including any residual liability for anticipated or necessary continuing maintenance and monitoring costs;

Disputed Amounts has the meaning given in clause 9.4;

Distribution Adjustment has the meaning set out in Schedule 6;

Effective Date  means 00.01 hours (London time) on 1 July 2005;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Environment means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed, subsoil and land under water), flora, fauna, fish and any ecological systems and living organisms supported by those media including man;

Environmental Law means all European Union law, international treaties, national, federal, provincial, state or local statutes or regulations, the common law, and any codes and conventions of law (having legal effect), from time to time, in any relevant jurisdiction including any guidelines, notes for industry on decommissioning offshore installations and pipelines made under the Petroleum Act 1998 or other relevant legislation and decommissioning programmes in effect from time to time concerning:

(a)	harm or damage to or protection of the Environment or the provision of remedies in respect of or compensation for harm or damage to the Environment;

(b)
emissions, discharges, releases or escapes into or the presence in the Environment of Hazardous Substances or the production, processing, management, treatment, storage, transport, handling or disposal of Hazardous Substances or the disposal or abandonment of any oil platform;

(c)	worker or public health and safety; or

(d)
decommissioning, abandonment, removing or making safe any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures), and any bylaws, regulations or subordinate legislation, judgements, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice issued or made thereunder from time to time;

Environmental Liabilities means any and all claims, costs, charges, expenses, liabilities or obligations in respect of the Company Business under any Environmental Law or in relation to cleaning up, remediating, reclaiming, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) from and for reinstating or preventing or continuing contamination of any area of land, foreshore or seabed (including the subsoil), wherever situated, whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to or in relation to any operations relating to the Company Business or any former licences or any operating agreement, licensed interest documents or other agreement to which the Company is or was a party or under any Environmental Law or any other obligation and including, without limitation, any residual liability for anticipated and/or necessary continuing maintenance and monitoring costs;

Exchange Rate means the completion mid-point spot exchange rate for the applicable currency against United States Dollars as quoted in the London Financial Times published one (1) Business Day prior to the relevant date;

Final Completion Statement means the final completion statement as defined in clause 9.4;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

Framework Agreement means the Agreement between Sunningdale Oils Limited, Sunningdale Oils (U.K.) Limited and Kerr-McGee Oil (U.K.) Limited dated 30 April 1981;

GST means Goods and Service Tax provided for in Part IX of the Excise Tax Act (Canada);

Hazardous Substances means any wastes, pollutants, contaminants and any other natural or artificial substances (whether in the form of a solid, liquid, gas or vapour, and whether alone or in combination) or contained in any pipes, cables, containers, structures, plant or equipment which are capable of causing harm or damage to the Environment;

HMRC means Her Majesty’s Revenue Customs;

IMO Guidelines and Standards means the International Maritime Organisation Guidelines and Standards for the Removal of Offshore Installations and Structures on the Continental Shelf and in the Exclusive Economic Zone;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Inter-Company Notes Receivables Adjustment has the meaning set out in Schedule 6;

Interest Adjustment has the meaning set out in Schedule 6;

Interim Completion Statement has the meaning given in clause 9.3(b);

Interim Net Adjustment Amount has the meaning given in clause 9.3(a);

Kerr-McGee’s Account means a bank account to be notified by Kerr-McGee to the Buyer no later than two (2) Business Days prior to the Completion Date;

Kerr-McGee Group means Kerr-McGee and its Affiliates from time to time but excluding the Company;

Kerr-McGee Parent Company Guarantee means the guarantee by Kerr McGee Corporation in the agreed form as set out in Schedule 10;

Kerr-McGee Warranties means the warranties set out in Schedule 2 (Kerr-McGee Warranties);

Kerr-McGee Warranty Claim means any claim against Kerr-McGee for breach of the Kerr-McGee Warranties;

Last Accounts Date means 31 December 2004;

Longstop Date has the meaning ascribed to that term in the Asset Sale Agreement;

Losses and Expenses means actions, proceedings, losses, damages, liabilities (including for the avoidance of doubt in relation to Tax or amounts in respect of Tax), claims demands, costs and expenses including fines, penalties, clean-up costs, decommissioning, reclaiming or remediation costs, legal and other professional fees and any GST or VAT payable in relation to any such matter, circumstances or item;

Net Adjustment Amount means the cash amount expressed in United States Dollars to be calculated by adding together all the relevant Adjustments in accordance with clause 9, and which, if positive, shall increase the Base Consideration and, if negative, shall reduce the Base Consideration;

Nominated Independent Accountant has the meaning given in clause 9;

Non-Tax Claim means a Claim other than a claim for breach of any of the Tax Warranties or a claim under the Tax Matters;

Objection Notice has the meaning given in clause 9.4;

Party means Kerr-McGee or the Buyer and Parties means both of them;

Pounds Sterling or £ means the lawful currency of the United Kingdom from time to time;

Proposed Transaction means the transactions contemplated by the Transaction Documents;

Records has the meaning set out in clause 10;

Reference Interest Rate means the rate quoted by the Royal Bank of Scotland to prime banks in the London Interbank Market at or about 11.30 a.m. British Standard Time for one (1) month deposits in United States Dollars in the amount (or as close an amount thereto as is practicable) of the sum due but unpaid. In respect of any date which is not a Business Day the rate set for the immediately preceding Business Day shall apply;

Schedules means the schedules to this Agreement;

Secretary of State means the Secretary of State for Trade and Industry in the United Kingdom or his successor in office;

Shares means the outstanding shares comprising the entire issued share capital of the Company;

Tax or Taxes has the meaning given in Part A, Schedule 7 (Tax Matters);

Taxation Authority has the meaning given in Part A, Schedule 7 (Tax Matters);

Tax Claims means any Claim in respect of the Tax Warranties;

Tax Matters means the covenant (and provisions) relating to Tax set out in Schedule 7 (Tax Matters);

Tax Returns has the meaning given in Part A, Schedule 7 (Tax Matters);

Tax Warranties means any warranties of Kerr-McGee in connection with Taxes;

Tax Withheld Amount has the meaning given in Part B, Schedule 7 (Tax Matters);

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever:

(a)	given to a third party by the Company in respect of any obligation of a member of Kerr-McGee Group; and/or (as the context may require);

(b)	given to a third party by a member of Kerr-McGee Group in respect of any obligation of the Company.

Third Party Claim has the meaning given to it in clause 12;

Transaction Documents means this Agreement and the Asset Sale Agreement;

United States Dollars, US$ and $ means the lawful currency of the United States of America from time to time;

US GAAP means generally accepted accounting principles in the United States of America;

Value Added Tax or VAT means value added tax as imposed by the Value Added Tax Act 1994 (as amended from time to time) or any other provision or regulation (whether or not of the United Kingdom) including any interest and penalties thereon; and

Working Capital Adjustment has the meaning set out in Schedule 6.

1.2  All references to clauses and Schedules are, unless otherwise expressly stated, references to clauses of and schedules to this Agreement.

1.3  The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4  Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.5  Unless the context otherwise requires, reference to the singular shall include the plural and vice versa, reference to any gender shall include all genders, and references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships.

1.6  The Schedules form part of this Agreement and shall be construed and have the same force and effect as if expressly set out in the main body of this Agreement;

1.7  Any reference to any agreement in this Agreement shall be a reference to the same as amended, supplemented or novated from time to time.

1.8  Where a Kerr-McGee Warranty is qualified by the words “so far as Kerr-McGee is aware”, or any similar expression, such warranty is given only to the extent that any director or officer of the Company, Craig Hendry - Manager UK Tax, and Mark Veazy - Global Tax Director or Bill Layton, Vice President and Assistant General Counsel, Kerr-McGee Oil & Gas Corporation is actually aware of the matters to which it refers as at the date hereof.

1.9  References in this Agreement to the words ‘include’, ‘including’ and ‘other’ shall be construed without limitation.

1.10  Any assistance information or access to be given by the Buyer to Kerr-McGee shall be at the expense and cost of Kerr-McGee notwithstanding anything otherwise contained in this Agreement unless it relates to a claim made by Kerr McGee against the Buyer;

2.  Sale and Purchase

2.1  Subject to and in accordance with this Agreement, Kerr-McGee shall sell and transfer, and the Buyer shall purchase, the Shares with effect from Completion, together with all rights attaching to them at Completion including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Completion.

2.2  The Parties acknowledge that the transfers of the Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in clause 6 and Schedule 8 (Completion Arrangements).

3.  Price

The consideration for the transfer of the Shares shall be the payment by the Buyer to Kerr-McGee of the Base Consideration as adjusted pursuant to this Agreement.

4.  Completion conditions

4.1  The obligations of the Parties under clauses 2.1 and 2.2 and clause 6 are conditional upon the satisfaction of the conditions precedent set out in clause 2.2 of the Asset Sale Agreement.

4.2  The Condition Precedent set forth in clause 4.1 may not be waived by either Party, without the written consent of the other Party.

4.3  The Parties shall use all reasonable endeavours to ensure that the Condition Precedent is satisfied as soon as reasonably practicable and in any event before the Longstop Date. The Parties shall keep each other informed of the progress in satisfying this condition and the date when it has been fulfilled.

4.4  If the Condition Precedent has not been satisfied or waived before the Longstop Date, this Agreement shall terminate with effect from the date on which either the buyer or the Asset Seller serves written notice on the Asset Seller or the buyer thereunder, as the case may be, terminating the Asset Sale Agreement under clause 2.5 thereof and no Party shall have any liability to another under this Agreement except in respect of clauses 20 and 21 and any breach of the terms hereof committed before such date.

5.  Kerr-McGee Undertakings

5.1  During the period from the date of this Agreement to Completion, Kerr-McGee shall perform its obligations set out in Schedule 5 (Conduct of the Company Pre-Completion).

5.2  During such period Kerr-McGee will execute and take all steps within its power (i) to consummate the provisions of the Assignment, Assumption and Indemnity Agreement, (ii) to register such applicable documents, agreements and Kerr-McGee of Canada Northwest Ltd (Northwest) with all relevant Canadian federal and provincial authorities and post any necessary bonds or other security to take over any Decommissioning Liabilities or Environmental Liabilities of the Company and to ensure Northwest steps into the position of and fulfils all the obligations of the Company under the Agreement and Plan of Merger among Devon Energy Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North American Onshore Corporation and Kerr-McGee Canada Onshore Ltd dated October 17, 1996.

5.3  Kerr-McGee shall notify the Buyer of all claims against the Company between signing and completion.

6.  Completion

6.1  Completion of the transfer of the Shares shall take place on the Completion Date at the Completion Venue, contemporaneously with Completion under and as defined in the Asset Sale Agreement.

6.2  At Completion each of Kerr-McGee and the Buyer shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party, the members of Kerr-McGee Group, the Company or the Buyer Group (as the case may be) in Schedule 8 (Completion Arrangements).

6.3  Each of the Parties shall, and shall procure that its respective Affiliates shall, execute such other documents and do all such other acts and things as may reasonably be required in order to effect the transfer of the Shares to the Buyer and otherwise carry out the true intent of this Agreement.

6.4  The Buyer undertakes that, as soon as reasonably practicable after the Completion Date, it shall not and it shall procure that its Affiliates shall not make use of any stationery, invoices, forms, seals, trade marks, logos and any other similar articles or symbols showing the expressions “Kerr-McGee” or any other expression likely to suggest a connection with the Kerr-McGee Group.

7.  Kerr-McGee Warranties and Limitations

7.1  Subject to the provisions of this clause 7, Kerr-McGee hereby warrants to the Buyer in the terms set out in Schedule 2 (Kerr-McGee Warranties) as at the date hereof and in the terms of paragraphs1.2, 1.3, 2.1(b), 3, 5, 6, 7, 8 and 9 of Part A of Schedule 2 as at the Completion Date.

7.2  The Kerr-McGee Warranties are given subject to the other limitations and qualifications set out in this clause 7 and in Schedule 4 (Limitations on Liability).

7.3  The Buyer acknowledges and agrees that:

(a)	any Claims shall be subject to the limitations on liabilities and other provisions set out in Schedule 4 (Limitations on Liability) and the Tax Matters;

(b)
the Kerr-McGee Warranties are the only warranties or representations of any kind given by or on behalf of Kerr-McGee or any of its Affiliates on which the Buyer or any of its Affiliates may rely in entering into this Agreement; and

(c)
no other statement, promise or forecast made by or on behalf of Kerr-McGee or any of its Connected Persons may form the basis of any claim by the Buyer or any of its Connected Persons under or in connection with this Agreement or any other Transaction Document and all responsibility for any such statement, promise or forecast is disclaimed; without limitation, the Buyer acknowledges and agrees that neither Kerr-McGee nor any of its Connected Persons makes any representation or warranty as to: (i) the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or its Connected Persons or to its or their advisers on or prior to the date of this Agreement; (ii) the accuracy of any information, documents or materials furnished to or for the Buyer or any other person by Kerr-McGee or any of its Connected Persons in expectation of the transactions contemplated by this Agreement provided this shall not apply to any information, documents or material the subject of the warranty in paragraph 10 of Part A of Schedule 2; (iii) the amounts, quality or deliverability of reserves of crude oil, natural gas or other hydrocarbons attributable to the Company; (iv) any geological, geographical, engineering, economic or other interpretations, forecasts or evaluations; (v) any forecast of expenditures, budgets or financial projections; (vi) any geological formation, drilling prospect or hydrocarbon reserve.

7.4  This Agreement shall be rescinded upon the Asset Sale Agreement being rescinded in accordance with clause 5.9 thereof.

7.5  Kerr-McGee shall not be liable under the Kerr McGee Warranties in this Agreement in respect of any matters disclosed in writing to the Buyer in a letter of even date.

8.  THE BUYER’S Warranties

8.1  Subject to the provisions of this clause 8, the Buyer hereby warrants to Kerr-McGee in the terms set out in Schedule 3 (The Buyer Warranties) as at the date hereof.

8.2  The Buyer’s Warranties will be repeated at Completion to the extent that they relate to the conduct of the Buyer by reference to the facts and circumstances then existing.

8.3  If the Buyer pays to Kerr-McGee an amount pursuant to a Buyer Warranty Claim and Kerr Mc-Gee is entitled to recover from some other person any sum to which it would not have been or become entitled but for the circumstances giving rise to such Buyer Warranty Claim, subject to being put in funds to the reasonable satisfaction of Kerr-McGee, Kerr-McGee shall promptly undertake all appropriate steps to enforce such recovery and shall as soon as practicable following any such recovery repay to the Buyer the lesser of: (i) the amount paid to it by the Buyer pursuant to the Buyer Warranty Claim; and (ii) the amount recovered from the third party in each case less all out-of-pocket third party costs, charges and expenses reasonably incurred by Kerr-McGee in obtaining (or consequent upon obtaining) that payment and in recovering that amount from the third party and net of any Tax payable on the amount received or that would have been payable but for the use of set off of any relief.

8.4  The Buyer shall notify Kerr-McGee in writing of any circumstances, facts or matters which following execution of this Agreement become known to it prior to Completion which are inconsistent with any of the Buyer Warranties or which would if subsisting at Completion be inconsistent with any of those warranties (as repeated at the Completion Date pursuant to clause 8.2). Such notice shall state that it is served pursuant to this clause 8.4.

9.  Completion Adjustments

9.1  Where any sums are taken into account in:

(a)	the Working Capital Adjustment;

(b)	the Distribution Adjustment;

(c)	the Contribution Adjustment;

(d)	the Inter-Company Notes Receivables Adjustment; and

(e)	the Interest Adjustment,

(together, the Adjustments) (with Adjustment meaning any or all of the above (as the context may require)), or are payable by the Buyer to Kerr-McGee or by Kerr-McGee to the Buyer pursuant to this clause 9, Schedule 6 or Schedule 8 (together the Adjustment Clauses) or pursuant to a Kerr-McGee Warranty Claim under clause 7 or a Buyer Warranty Claim under clause 8, the same shall operate by way of increases or decreases, as the case may be, in the Base Consideration.

9.2  The following principles shall apply in respect of the Adjustments and the Base Consideration:

(a)	the Base Consideration shall be adjusted by the Adjustments;

(b)
no item taken into account in calculating any one Adjustment or other increases or decreases as the case may be under the Adjustment Clauses or clause 7 or 8 shall be taken into account in calculating any of the other Adjustments so as to result in a Party making or receiving payment twice in respect thereof;

(c)	no adjustment to the Base Consideration shall be made in respect of any matters to which clause 11 applies.

9.3

(a)
Kerr-McGee shall provide the Buyer with a written statement specifying (i) its best estimate of the sum of all the Adjustments as at the Completion Date (the Interim Net Adjustment Amount) which if positive shall increase the Base Consideration payable by the Buyer at Completion and if negative shall reduce the Base Consideration payable by the Buyer at Completion; (ii) its best estimate of each Completion Inter-Company Payable and each Completion Inter-Company Receivable; and (iii) the amount, if any, of the Tax Withheld Amount pursuant to Part B, Schedule 7 (Tax Matters) provided always that the Buyer shall be able to withhold such amount in respect of the Tax Withheld Amount as it reasonably thinks is due and payable.

(b)	Such statement (the Interim Completion Statement) shall be provided no later than two (2) Business Days prior to Completion in the format set out in Schedule 6 (Completion Adjustments).

9.4  Within sixty (60) days after Completion, Kerr-McGee shall provide the Buyer with a written statement (in the format set out in Schedule 6 (Completion Adjustments)) giving its calculation of the final amounts of each of:

(a)	the Adjustments;

(b)	the Net Adjustment Amount;

(c)	the balance payable by Kerr-McGee or the Buyer after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion; and

(d)	the Completion Inter-Company Payables and Completion Inter-Company Receivables.

(the Final Completion Statement). The Buyer shall notify Kerr-McGee in writing (such notification being an Objection Notice) within sixty (60) Days after receipt whether or not it accepts that the Final Completion Statement has been prepared in accordance with the relevant provisions of this Agreement. Any notice indicating that the Buyer does not so accept the Final Completion Statement shall (to the extent practicable) set out in detail the Buyer’s reasons for such non-acceptance and specifies the adjustments which, in the Buyer’s opinion, should be made to the Final Completion Statement in order to comply with the provisions of this Agreement and set out the specific items that are in dispute accompanied by the Buyer’s calculation at its best estimate of each of the items that are in dispute (the Disputed Amounts). Ultimately, the validity of any such notice shall be a matter for determination by the Nominated Independent Accountant (as set out in clause 9.7 below). Except for Disputed Amounts, the Buyer shall be deemed to have accepted the Final Completion Statement in full.

9.5  If the Buyer serves an Objection Notice in accordance with clause 9.4, then the Buyer and Kerr-McGee shall use all reasonable endeavours: (a) to meet and discuss the objections of the Buyer; and (b) to reach agreement upon the adjustments (if any) required to be made to the Final Completion Statement, within a period of ten (10) Business Days after receipt by Kerr-McGee of the Objection Notice. During such ten (10) Business Days period Kerr-McGee and its representatives shall be permitted to review the working papers of the Buyer and its representatives relating to the Objection Notice and the basis therefor.

9.6  If the Buyer notifies Kerr-McGee in writing that it is satisfied with the Final Completion Statement (either as originally submitted or after adjustments agreed between Kerr-McGee and the Buyer pursuant to clause 9.5) or if the Buyer fails to give an Objection Notice within the sixty (60) days period referred to in clause 9.4, then the payment of the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) due in accordance with the Final Completion Statement shall be made, net of any applicable Tax Withheld Amount, within three (3) Business Days of such written notification or such failure to give an Objection Notice (as the case may be), together with simple interest on such amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the rate of 2% per annum above the Reference Interest Rate less any applicable withholding tax on such interest.

9.7  If the Parties cannot reach agreement as specified in clause 9.5 within the time limit provided in that clause, the Disputed Amounts may be referred by any Party for determination by an independent chartered accountant nominated by the Parties or, in the absence of agreement between the Parties within five (5) Business Days of a Party notifying the other that it proposes to refer the dispute to an expert, by the President of the Institute of Chartered Accountants in England and Wales (the Nominated Independent Accountant). The Parties shall instruct the Nominated Independent Accountant to render its decision within sixty (60) days of its selection. The Nominated Independent Accountant shall be afforded such access to books, records, accounts and documents in the possession of the Parties as he may reasonably request, and he shall act as expert not as arbitrator. The Nominated Independent Accountant’s determination shall, in the absence of fraud or manifest error, be final and binding on the Parties, his fees and disbursements shall be borne by Kerr-McGee as to one half and the Buyer as to the other half and each Party shall bear its own costs in respect of such reference. Payment of the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) (the Adjustment Amount) in accordance with the Nominated Independent Accountant’s determination of any Disputed Amounts in respect of the Net Adjustment Amount and in accordance with the Final Completion Statement in respect of all other items shall be made, net of any applicable Tax Withheld Amount, within three (3) Business Days of the determination of the Nominated Independent Accountant of the Disputed Amounts, together with simple interest on the Adjustment Amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the rate of 2% per annum above the Reference Interest Rate less any applicable withholding tax on such interest.

9.8  Kerr-McGee shall provide the Buyer with copies of all billing statements and correspondence and any and all other relevant documentation in its possession or under its control reasonably necessary to support the statements referred to in clauses 9.3 and 9.4. The Parties shall liaise on the compilation and agreement of the said statements.

9.9  To enable Kerr-McGee to meet its obligations under this clause 9, the Buyer shall provide to Kerr-McGee and to Kerr-McGee’s accountants full access to the books and records, employees and premises of the Buyer. The Buyer shall fully co-operate with Kerr-McGee and shall permit Kerr-McGee and/or Kerr-McGee’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by Kerr-McGee to facilitate the preparation of the Final Completion Statement. The Buyer hereby agrees not to take any action which would impede or delay the preparation of the Final Completion Statement in the manner and using the methods required by this Agreement.

9.10  Kerr-McGee shall procure that:

(a)
The amount payable by the Buyer to Kerr-McGee in respect of the Adjustments shall not exceed US$ 2,000,000 excluding items attributable to the Framework Agreement in respect of the period since the Effective Date and Kerr-McGee shall prior to the Completion Date take all necessary steps to ensure that this is so.

(b)	the Company has no third party indebtedness at the Completion Date excluding where attributable to the Framework Agreement in respect of the period since the Effective Date.

(c)	Nothing contained in this Clause 9.10 shall affect any amount payable pursuant to paragraph 4 of Part C of Schedule 6.

10.  Information, Records and Assistance Post Completion

10.1  Each of Kerr-McGee and the Buyer shall provide (and upon reasonable request procure that its respective Affiliates provide) the other with reasonable access to (and the right, at the cost of the Party making the request, to take copies of) the books, accounts and all other records held by any member of the Buyer Group or the Kerr-McGee Group respectively after Completion to the extent that such books, accounts and records relate to the Company and to the period up to Completion (the Records). This obligation is subject to:

(a)	the provisions of clause 21;

(b)	the person seeking access providing reasonable justification that the same is required;

(c)	access being given only during working hours and at a time acceptable to the holder of the relevant Records;

(d)	the provisions of the Tax Matters;

(e)	any restrictions on access imposed by law or the terms of any agreement; and

(f)	any claim for legal privilege.

10.2  For the period from the Completion Date until the expiration of the applicable limitation periods for all Tax periods as provided by relevant Taxation Legislation or Taxation Authorities (or such longer period as required by Tax Legislation), neither Kerr-McGee nor the Buyer shall dispose of or destroy (and each shall procure that its respective Affiliates do not dispose of or destroy) any of the Records without first giving the other at least two months’ notice of its intention to do so and giving the other a reasonable opportunity to remove and retain any of them (at that other person’s expense).

10.3  Without prejudice to any information, access or assistance required under clauses 9.8, 9.9 or 12.5, the Buyer shall (and shall procure that each member of the Buyer Group shall), on the basis that reasonable out-of-pocket third party costs properly incurred in relation to it will be borne by Kerr-McGee and on reasonable notice from Kerr-McGee, give such assistance to any member of the Kerr-McGee Group as Kerr-McGee may request in relation to any third party proceedings by or against any member of the Kerr-McGee Group so far as the same relate to the Company, including proceedings relating to Tax. The provisions hereof shall apply mutatis mutandis to Kerr-McGee save the Buyer shall not be required to pay any sums of money.

10.4  This clause 10 shall not apply to the process for ascertaining the Final Completion Statement or in relation to any investigation of any actual or potential claim or dispute in connection with this Agreement.

11.  Environment and Decommissioning and other rights and liabilities

11.1  Other than in respect of the Assets Kerr-McGee shall at its cost and expense discharge all Decommissioning Liabilities including being responsible for decommissioning, abandonment, removing and making safe all plant, equipment and machinery, wells (including well cuttings) and other installations (including offshore installations, pipelines and submarine pipelines) and facilities relating to operations under any former licences and/or each and any operating agreement, licensed interest document or other agreements to which the Company was a party or were previously owned by the Company prior to the Completion Date, whether the same are incurred under or pursuant to any of such licensed interest documents or other agreements or under statutory law, common law, international law or international convention.

11.2  Kerr-McGee covenants that it shall indemnify (on an after-Tax basis) and hold the Buyer and its Connected Persons harmless against:

(a)
Other than in the respect of the Assets, any and all Losses and Expenses which the Buyer or any of its Connected Persons may incur arising out of or in connection with Decommissioning Liabilities or otherwise in respect of the costs, expenses and obligations Kerr-McGee agrees to incur, discharge or perform pursuant to Clause 11.1, where the circumstances giving rise to such Decommissioning Liabilities result arose from the Company Business carried on prior to the Completion Date whether such Losses and Expenses arise prior to or after the Completion Date ; and

(b)
Other than in the respect of the Assets, any and all Losses and Expenses which the Buyer or any of its Connected Persons may incur arising out of or in connection with Environmental Liabilities where the circumstances from which such Environmental Liabilities result arose from the Company Business carried on prior to the Completion Date whether such Losses and Expenses arise prior to or after the Completion Date; and

(c)
Other than in respect of the Assets, any Losses and Expenses which the Buyer or any of its Connected Persons may incur arising out of or in connection with the Company Business, other than in respect of the Assets or Tax where the circumstances from which such Losses and Expenses result, arose from the Company Business prior to the Completion Date whether such Losses and Expenses arise prior to or after the Completion Date; and

(d)	Any Tax which is payable by the Company in respect of:

(i)
any Taxation year or other period ending on or prior to the Effective Date (and, for greater certainty, if a relevant Taxation year or other period does not end on or prior to the Effective Date, Taxes relating to the period prior to the Effective Date shall be determined as if such period ended immediately prior to the Effective Date); and

(ii)	any Tax which is payable by the Company in respect of the period between the Effective Date and the Completion Date (other than Tax which is related to income arising under the Framework Agreement);

(e)
any Losses and Expenses payable by the Company as a result of the failure by Kerr-McGee to comply with the provisions of Clause 5.2 or Clause 9.10 or by North-West to comply with the provisions of the Assignment Assumption and Indemnity Agreement.

11.3  The Buyer covenants that it shall indemnify (on an after-Tax basis) and hold Kerr-McGee and its Connected Persons harmless against

(a)	Subject always to the provisions of Clauses 11.1 and 11.2 any and all Losses and Expenses that result from the Company Business carried on after the Completion Date; and

(b)	(i)Losses and Expenses; and

(ii)	Tax related to income

In either case arising under the Framework Agreement from the Effective Date; and

(c)
any and all Decommissioning Liabilities and Environmental Liabilities relating to the Assets other than Decommissioning Liabilities and Environmental Liabilities for which Kerr McGee’s Connected Person who is party to the Asset Sale Agreement is liable under the terms of the Asset Sale Agreement in the form in which it exists at the date hereof.

The Buyer shall not be entitled to be indemnified under clause 11.2 to the extent it indemnifies Kerr McGee under this clause 11.3.

12.  Conduct of Claims

12.1  If the Buyer or any member of the Buyer Group becomes aware of any claim or potential claim by a third party or any assessment, action or demand against it or any other matter (each a Third Party Claim) which might result in a Non-Tax Claim being made, the Buyer shall:

(a)
promptly, and in any event within thirty (30) days of it becoming aware of it, give notice of such Third Party Claim to Kerr-McGee, stating the nature, basis and amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim, and procure that Kerr-McGee and its representatives are given all facilities to investigate it;

(b)
not make (and procure that each member of the Buyer Group shall not make) any admission of liability, agreement, compromise with or payment to any person, body or authority in relation to that Third Party Claim without the prior written approval of Kerr-McGee such agreement not to be unreasonably withheld or delayed;

(c)	subject to the Buyer or the relevant member of the Buyer Group being indemnified by Kerr-McGee against all reasonable out of pocket third party costs and expenses properly incurred in respect thereof:

(i)
take (and procure that each member of the Buyer Group or the Company shall take) such action as Kerr-McGee may request to avoid, resist, dispute, appeal, compromise or defend such Third Party Claim; and

(ii)
allow (and, as appropriate, procure that the relevant member of the Buyer Group shall allow) Kerr-McGee to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question; and

(d)
provide (and procure that the relevant member of the Buyer Group shall provide) such information and assistance (including access to personnel) as Kerr-McGee may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that Third Party Claim or otherwise in relation to that Third Party Claim.

12.2  Without prejudice to clause 12.1 and the provisions of the Tax Matters, the Parties will use their reasonable best efforts to minimise Losses and Expenses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

12.3  Failure of the Buyer to give notice in accordance with clause 12.1(a) shall not relieve Kerr-McGee of any of its obligations relating to Non-Tax Claims under this Agreement, except if and to the extent that Kerr-McGee is actually prejudiced thereby (except that Kerr-McGee shall not be liable for any expenses incurred during the period prior to the Buyer giving such notice).

12.4  Whether or not Kerr-McGee has assumed the conduct of proceedings or negotiations (in accordance with clause 12.1(c)(ii) above), Kerr-McGee shall not be liable under any Claim for any admission of liability, agreement, compromise or payment that was consented to without Kerr-McGee’s prior written approval which relates to such Claim such approval not to be unreasonably withheld or delayed.

12.5  If the Buyer makes a Claim or notifies Kerr-McGee of any Third Party Claim which might lead to such a claim being made, the Buyer shall:

(a)
make available to accountants and other representatives appointed by Kerr-McGee such access to personnel, records and information as Kerr-McGee requests in connection with such Claim or Third Party Claim; and

(b)
to the extent requested by Kerr-McGee, use all reasonable endeavours to procure that the auditors (both past and then current) relating to the Company make available their audit working papers in respect of audits of the accounts of the Company for any accounting period relevant to such Claim or third party claim.

13.  No Rights of Rescission or Termination

The sole remedy of the Buyer for any breach of any of the Kerr-McGee Warranties or any other breach of this Agreement or any other Transaction Document by Kerr-McGee or any member of Kerr-McGee Group shall be an action for damages. The Buyer shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion), other than (a) pursuant to any such rights which arise in respect of fraudulent misrepresentation or which arise under clause 4.4. or if the Asset Sale Agreement is terminated pursuant to Clause 5.9 thereof or if (b) the value of the Company is reduced by fifteen (15) per cent or more of the Base Consideration as a result of a breach by Kerr-McGee of the provisions of this Agreement a Kerr-McGee Warranty Claim or a Clause 11.1 or 11.2 Claim which Kerr-McGee has not remedied to the satisfaction of the Buyer prior to Completion.

14.  Payment of Inter-Company Payables and Receivables

14.1  On the date on which payment is due under clause 9.6 or 9.7:

(a)
the Buyer shall procure that the Company pays to Kerr-McGee (for itself or, as the case may be, as agent for the members of the Kerr-McGee Group to which Completion Inter-Company Payables are owed) an amount in the applicable currency equal to each of the Completion Inter-Company Payables (if any) of the Company which are owed to any member of the Kerr-McGee Group and the Completion Inter-Company Payable shall be treated as discharged to the extent of that payment; and

(b)
Kerr-McGee shall (for itself or, as the case may be, as agent for each relevant member of the Kerr-McGee Group) pay to the Company, an amount in the applicable currency equal to each of the Completion Inter-Company Receivables (if any) of the Company which are owed by any member of the Kerr-McGee Group and the Completion Inter-Company Receivable shall be treated as discharged to the extent of that payment.

15.  Deliberately left blank

16.  Tax

16.1  Kerr-McGee and the Buyer shall, with effect from Completion, comply with the provisions of Schedule 7 (Tax Matters).

16.2  All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.

16.3  If any deduction or withholding is required by law from any payment in respect of a Buyer Obligation or any obligation of Kerr-McGee then, except in relation to interest, the person making the payment shall be obliged to pay the other person such additional sum as will, after such deduction or withholding has been made, leave the other person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

16.4  All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable GST, VAT, sales, use, transfer and documentary Taxes and recording and filing fees applicable to the transfer of the shares to the Buyer at Completion.

17.  Insurance

17.1  Upon Completion, all insurance cover provided in relation to the Company by the Kerr-McGee Group (whether under policies maintained with third party insurers or other members of the Kerr-McGee Group) shall cease and the Buyer shall procure that the Company or member of the Buyer Group shall not make any claim under any such policies in relation to any event, fact, circumstance or matter arising before or after Completion. Kerr-McGee shall be entitled to make arrangements with its insurers to reflect the principle of this clause 17.1.

18.  Changes of name

18.1  The Buyer acknowledges that Kerr-McGee and/or its Affiliates have the absolute and exclusive proprietary right to all trade or service names or marks, business names, logos or domain names incorporating the word “Kerr-McGee” or any derivation thereof and any corporate symbols or logos related thereto. The Buyer agrees that it will not, and will cause its Affiliates not to, use the word “Kerr-McGee” or any symbol or logo incorporating any such word in connection with the sale of any goods or services or otherwise in the conduct of its or their businesses.

18.2  Without prejudice to the foregoing, the Buyer undertakes to Kerr-McGee to procure that:

(a)
as soon as reasonably practicable after the Completion Date and in any event within 30 (thirty) days afterwards, the name of the Company which consists of or incorporates the word “Kerr-McGee” is changed to a name which does not include the word “Kerr-McGee” or any name which, in the reasonable opinion of Kerr-McGee, is substantially or confusingly similar;

(b)
as soon as reasonably practicable after the Completion Date and in any event within 30 (thirty) days afterwards, the Company shall cease in any manner whatsoever to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of Kerr-McGee Group or trade or service name or mark, business name, logo or domain name which, in the reasonable opinion of Kerr-McGee, is substantially or confusingly similar to any of them.

19.  Payments

19.1  Any payment to be made pursuant to this Agreement or any of the other Transaction Documents by the Buyer or any member of the Buyer Group shall be made to Kerr-McGee’s Account, or such other account as Kerr-McGee shall nominate in writing, in cash in immediately available funds by electronic transfer in United States Dollars unless otherwise agreed on the due date for payment. All payments made or received in currencies other than United States Dollars shall be converted into United States Dollars at the Exchange Rate. Kerr-McGee agrees to pay each member of Kerr-McGee Group that part of each payment to which it is entitled. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Buyer or any member of the Buyer Group to pay such sums to Kerr-McGee or a member of Kerr-McGee Group, as the case may be, and neither the Buyer nor any member of the Buyer’s Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

19.2  Any payment to be made pursuant to this Agreement or any of the other Transaction Documents by Kerr-McGee or any member of Kerr-McGee Group shall be made to the Buyer’s Account, or such other account as the Buyer shall nominate in writing, in cash in immediately available funds by electronic transfer in United States Dollars unless otherwise agreed on the due date for payment. All payments made or received in currencies other than United States Dollars shall be converted into United States Dollars at the Exchange Rate. The Buyer agrees to pay each member of the Buyer Group that part of each payment to which it is entitled. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of Kerr-McGee or any member of Kerr-McGee Group to pay such sums to the Buyer or a member of the Buyer Group, as the case may be, and neither Kerr-McGee nor any member of Kerr-McGee Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

19.3  Where, in this Agreement, any date is specified as being the due date for payment and payment is not made on that date, simple interest calculated on the basis of a 360 day year shall be paid on the amount outstanding on a daily basis (after as well as before any judgement) from the start of the due date to the end of the day preceding the date of actual payment at the rate of three per cent (3%) per annum above the Reference Interest Rate.

20.  Announcements

No Party shall make a public announcement or statement regarding the execution or existence of this Agreement without the prior agreement of the other Party, such agreement not to be unreasonably withheld or delayed; provided, however, that any such Party may make any public disclosure it believes, in good faith, is required by applicable law including the rules and regulations of any applicable stock exchange or governmental or regulatory authority (in which case the disclosing Party shall use its reasonable endeavours to advise the other Party prior to making such disclosure).

21.  Confidentiality

21.1  For the purposes of this clause 21:

(a)	Confidential Information means:

(i)
(in relation to the obligations of the Buyer under this clause 21) any information received or held by the Buyer (or any of its Representatives) where such information relates to the Kerr-McGee Group or, prior to Completion, the Company; or

(ii)
(in relation to the obligations of Kerr-McGee under this clause 21) any information received or held by Kerr-McGee (or any of its Representatives) where such information relates to the Buyer Group or, following Completion, the Company; and

(iii)	information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and any other Transaction Document;

and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means; and

(b)
Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that Party and/or of its respective Affiliates.

21.2  Each of Kerr-McGee and the Buyer undertakes that it shall (and shall procure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this clause 21 or envisaged in the Tax Matters or with the prior written approval of the other Party.

21.3  The confidentiality obligation under clause 21.2 shall not apply if and to the extent that Kerr-McGee or the Buyer (as the case may be) can demonstrate that:

(a)
such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction (provided that, in such circumstances, the disclosing Party shall first inform the Buyer or Kerr-McGee (as applicable) of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)
the Confidential Information concerned was lawfully in the relevant Party’s possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in clause 21.2;

(c)
the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 21.3; or

(d)	the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document.

21.4  Each of Kerr-McGee and the Buyer undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this Agreement or any other Transaction Document and only if the Representatives are informed of the confidential nature of the Confidential Information.

21.5  If this Agreement is terminated in accordance with its terms, the Buyer shall as soon as practicable on request by Kerr-McGee:

(a)
return to Kerr-McGee all written documents and other materials relating to Kerr-McGee or the Company or the subject matter of this Agreement (including any Confidential Information) which have been provided to the Buyer (or its Representatives) by Kerr-McGee (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

21.6  The provisions of this clause 21 shall survive termination and/or Completion of this Agreement.

22.  Further Assurance

22.1  Kerr-McGee shall, from time to time on being required to do so by the Buyer, promptly and at the cost and expense of Kerr-McGee do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer as the Buyer may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to the Buyer the full benefit of the rights, powers and remedies conferred by Kerr-McGee in this Agreement.

22.2  The Buyer shall, from time to time on being required to do so by Kerr-McGee, promptly and at the cost and expense of the Buyer do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to Kerr-McGee as Kerr-McGee may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to Kerr-McGee the full benefit of the rights, powers and remedies conferred by the Buyer in this Agreement.

22.3  Without limiting the foregoing the Buyer agrees at the expense of Kerr McGee to procure that the Company executes any document reasonably required to perfect the provisions of the Assignment Assumption and Indemnity Agreement, the Agreement and Plan of Merger and any other agreement to which it is a party.

23.  Costs

23.1  Subject to clause 23.2 and except as otherwise provided in this Agreement, each of Kerr-McGee and the Buyer shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the negotiation, preparation, entering into and Completion of this Agreement and any other Transaction Document.

23.2  The Buyer or its Affiliates shall bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax, stamp duty land tax and any other transfer taxes arising as a result, or in consequence, of this Agreement or any other Transaction Document or of their respective implementation.

24.  Notices

24.1  Any notice pursuant to this Agreement may be given by facsimile transmission (promptly followed by a hard copy delivered in accordance with this clause 24.1) or letter delivered to the Party to be served at the address stated in clause 24.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

24.2  A notice given by facsimile transmission shall be deemed to be served on the first (1st) Business Day following the date of dispatch but a notice sent by post or delivered personally shall not be deemed to be delivered until received. A notice sent by email shall be for information only and shall not be deemed to be served until served by facsimile transmission or letter in accordance with clause 24.1.

24.3  The respective addresses for service are:

Kerr-McGee:	Ninian House
Crawpeel Road
Altens
Aberdeen
AB12 3LG

Fax: +44 (0)1224 242116

Email:

For the attention of the Legal Director

With a copy to:

P.O. Box 25861, MT 29
123 Robert S. Kerr Ave.
Oklahoma City, OK, USA 73125\

Fax: (405) 270 3649

Email:

For the attention of Kerr-McGee Corporation’s General Counsel

The Buyer:	Centrica Canada Ltd
C/o Millstream
Maidenhead Road
Windsor
Berkshire
SL4 5GD

Fax: +44 (0)1753 494602

For the attention of General Counsel and Company Secretary

Notices to be copied to:
Centrica Canada Ltd
Suite 1500
25 Sheppard Avenue
Toronto
Ontario M2N 656

Fax: +(416) 250 2977

For the attention of Senior Vice President and General Counsel

24.4  A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 24, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date which is the fifth (5th) Business Day after notice of any change has been given.

24.5  In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in this clause 24 (or as otherwise notified under it).

24.6  The parties agree that the provisions of this clause 24 shall not apply to the service of any claim form, application notice, order or judgment.

24.7  All notices, demands, requests, statements, certificates or other communications under this Agreement shall be in English unless otherwise agreed in writing.

25.  Conflict with other Agreements

In the event of any conflict between this Agreement and any other agreement relating to the Proposed Transaction, this Agreement shall prevail (as between the Parties to this Agreement and as between any other members of Kerr-McGee Group and the Buyer Group) unless:

(a)
such other agreement expressly states that it (or any part of it) overrides this Agreement in any respect and Kerr-McGee and the Buyer are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect; or

(b)	the contrary is expressly provided elsewhere in this Agreement.

26.  Entire Agreement

26.1  This Agreement and the other Transaction Documents set out the entire agreement and understanding between the Parties. This Agreement and the other Transaction Documents supersede all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares which shall cease to have any further force or effect. It is agreed that:

(a)
neither Party has entered into this Agreement and the other Transaction Documents in reliance upon, nor shall any Party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of the other Party (or any of its Connected Persons) which is not expressly set out in this Agreement or any of the other Transaction Documents;

(b)
the only right or remedy of a Party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the extent of all other rights and remedies; and

(c)
except for any liability which a Party (or any of its Connected Persons) has under or in respect of any breach of this Agreement or any of the other Transaction Documents, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons) in respect of, arising out of, or in any way relating to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

26.2  The agreements and undertakings in this clause 26 are given by each Party on its own behalf and as agent for each of its Connected Persons. Each Party acknowledges that the other Party gives such agreements and undertakings as agent with the full knowledge and authority of each of is respective Connected Persons.

27.  Waivers, Rights and Remedies

Except as otherwise provided in this Agreement, no failure or delay by any Party in exercising any right or remedy provided by law or under or pursuant to this Agreement or any other Transaction Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

28.  Contracts (Rights of Third Parties) Act 1999

28.1  Each Party undertakes to the other Party that Connected Persons shall have the right to enforce the terms of clause 26 under the Contracts (Rights of Third Parties) Act 1999.

28.2  Except as provided in clause 28.1, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

29.  General

29.1  This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

29.2  No amendment, variation or waiver of this Agreement or any other Transaction Document shall be valid unless it is in writing and duly executed by or on behalf of the Parties. The expression variation shall include any variation, supplement, deletion or replacement howsoever effected. Unless expressly agreed, no variation shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are so varied.

29.3  Each of the provisions of this Agreement and any other Transaction Document is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

(a)
so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement or the relevant Transaction Document but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement or the relevant Transaction Document (or of the provisions of this Agreement or that Transaction Document in any other jurisdiction); and

(b)
the Parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

29.4  Except insofar as any term or provision of this Agreement is satisfied on Completion, this Agreement shall remain in full force and effect after Completion.

29.5  No Party shall have the right to assign, transfer or otherwise dispose of its rights and obligations under this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed save that either the Buyer or Kerr-McGee shall have the right to assign, transfer or otherwise dispose of its rights under this Agreement to any of its Affiliates without the consent of the other.

29.6  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

29.7  Notwithstanding anything herein provided to the contrary, Kerr-McGee and the Buyer do hereby covenant and agree that the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other Party of any of its covenants, agreements, representations, guaranties, warranties, indemnities, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of such breach, and in no event shall such recovery include any indirect, consequential, exemplary or punitive damages.

29.8  Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

29.9  Buyer covenants and agrees to use and disclose Personal Information only for those purposes for which the Personal Information was initially collected from or in respect of the individual to which such Personal Information relates, unless:

(a)
Kerr-McGee or Buyer has first notified such individual of such additional purpose, and where required by the Personal Information Protection and Electronic Documents (Canada) Act and the Albertan provincial Personal Information Protection Act (Alberta) or by any subordinate legislation or regulations made pursuant to such Acts (the “Privacy Acts”), obtained the consent of such individual to such additional purpose; or

(b)	such use or disclosure is permitted or authorized by the Privacy Acts, without notice to, or consent from, such individual.

30.  Governing law, jurisdiction and Service of Process

30.1  This Agreement and the legal relationships established by or otherwise arising in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

30.2  Each of the Parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

30.3  Each Party irrevocably waives any objections to the jurisdiction of any court referred to in this clause.

30.4  Each Party irrevocably agrees that a judgment or order of any court referred to in this clause in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS WHEREOF this Agreement has been duly executed on the day and year first above written.

Signed for and on behalf of
KM DENMARK OVERSEAS APS

TERENCE JUPP

Signed for and on behalf of
THE BUYER

ANTHONY C HENSHAW